UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2015

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On April 21, 2015, SunCoke Energy, Inc. (the “Company”) entered into Amendment No. 3 (the “Third Amendment”) to the Credit Agreement, dated as of July 26, 2011 (the “Credit Agreement”), among the Company, the banks and other financial institutions party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent. The Third Amendment: (i) allows certain Credit Agreement borrowings (designated as “Specified Revolving Loans”) with a higher applicable margin than other revolving loans; (ii) modifies existing restrictive covenants governing the payment of dividends and other cash distributions in order to permit such restricted payments so long as the Company maintains a maximum consolidated leverage ratio less than 2.00 to 1.00 and maintains a minimum total liquidity (cash and revolver capacity) of at least $75 million, after giving effect to any such payments; and (iii) reduces the maximum consolidated leverage ratio to 3.25 to 1.00, from 3.75 to 1:00. The Third Amendment became effective on April 21, 2015. The foregoing brief description is qualified in its entirety by a copy of the Third Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 3 to Credit Agreement, dated as of April 21, 2015, by and among SunCoke Energy, Inc., the banks and other financial institutions party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC. (Registrant)

By:	/s/ Fay West
Fay West
Senior Vice President and Chief Financial Officer

Date: April 27, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Amendment No. 3 to Credit Agreement, dated as of April 21, 2015, by and among SunCoke Energy, Inc., the banks and other financial institutions party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent.